APPENDIX A
To Special Custody Account Agreement Among the Purisima All-Purpose Fund,
UBS AG
And U.S. Bank, N.A.

Date: June 30, 2006

AUTHORIZED CONTACT INFORMATION FOR UBS AG

Custodian is directed to accept and act upon Advice from Secured Party received from any one of the following persons at UBS AG